EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors

Mapi-Pharma Ltd.:

We consent to the use our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
April 17, 2014